Exhibit 5.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

May 22, 2023

Ryan Specialty Holdings, Inc.

Two Prudential Plaza

180 N. Stetson Avenue, Suite 4600

Chicago, IL 60601

Re: Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special legal counsel to Ryan Specialty Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3ASR filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement on Form S-3ASR, as amended or supplemented, and the documents incorporated by reference therein, is hereinafter referred to as the “Registration Statement”). The Registration Statement relates to the sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act of an unspecified amount of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”) that may be offered and sold in one or more offerings from time to time on a delayed or continuous basis by certain stockholders of the Company (the “Selling Stockholders”). The shares of Class A Common Stock that may be offered by the Selling Stockholders are referred to herein as the “Shares,” including (a) currently outstanding shares of Class A Common Stock that may be offered and sold by the Selling Stockholders and (b) shares of Class A Common Stock that may be offered and sold by the Selling Stockholders that will be issued by the Company upon exchange (the “Exchange Shares”) of units representing limited liability company interests (“LLC Units”) of New Ryan Specialty Group, LLC (“LLC”) by the Selling Stockholders, pursuant to and in accordance with Article 11 of the New Ryan Specialty, LLC Second Amended and Restated Limited Liability Company Agreement, dated as November 8, 2022, among the Company and the other parties thereto (the “LLC Agreement”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of

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Ryan Specialty Holdings, Inc.

May 22, 2023

Incorporation of the Company filed as Exhibit 3.1 to the Registration Statement (the “Certificate of Incorporation”), (ii) minutes and records of the corporate proceedings of the Company, (iii) the form of Underwriting Agreement (the “Underwriting Agreement”), (iv) the Registration Statement and (v) the New Ryan Specialty, LLC Second Amended and Restated Limited Liability Company Agreement of LLC, as currently in effect.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the assumptions, qualifications and limitations identified in this opinion, we are of the opinion that (a) the Shares (other than the Exchange Shares) have been duly authorized, validly issued and fully paid and are non-assessable, and (b) the Exchange Shares have been duly and validly authorized by the Company and, when issued in exchange for LLC Units of LLC (together with the exchange and cancellation of an equivalent number of shares of the Class B common stock, par value $0.001 per share, of the Company), will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

For purposes of rendering our opinions expressed above, we have assumed that (i) the Registration Statement remains effective during the offer and sale of the Shares, (ii) at the time of the issuance, sale and delivery of each Share (x) there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Share and (y) the issuance, sale and delivery of such Share, the terms of such Share and compliance by the Company with the terms of such Share will not violate any applicable law, any agreement or instrument then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Ryan Specialty Holdings, Inc.

May 22, 2023

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise, including changes with possible retroactive effect, after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,
/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP